                                                                  Execution Copy
                                                                  --------------


                             STOCK OPTION AGREEMENT

          STOCK OPTION AGREEMENT ("Option Agreement") dated March 16, 2001,
                                   ----------------
between AmeriSource Health Corporation, a Delaware corporation ("AmeriSource"),
                                                                 -----------
and Bergen Brunswig Corporation, a New Jersey corporation ("Bergen").
                                                            ------

                                  WITNESSETH:

          WHEREAS, the Board of Directors of AmeriSource and the Board of Directors of Bergen have approved an Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement"), among AmeriSource, Bergen, AABB
                      ----------------
Corporation, A-Sub Acquisition Corp. and B-Sub Acquisition Corp., providing for the combination of the businesses of AmeriSource and Bergen in a "merger-of-equals" transaction;

          WHEREAS, as a condition to AmeriSource's entering into the Merger Agreement, AmeriSource has required that Bergen agree, and Bergen has agreed, to grant to AmeriSource the option set forth herein to purchase authorized but unissued shares of Bergen Common Stock;

          NOW, THEREFORE, to induce AmeriSource to enter into the Merger Agreement and in consideration of the premises herein contained, the parties agree as follows:

1.   Definitions.
     -----------

          Capitalized terms used but not defined herein shall have the same meanings as in the Merger Agreement.

2.   Grant of Option.
     ---------------

          Subject to the terms and conditions set forth herein, Bergen hereby grants to AmeriSource an unconditional and irrevocable option (the "Option") to
                                                                    ------
purchase up to 26,961,420 authorized and unissued shares of Bergen Common Stock (the "Option Shares") at a price per share equal to $17.9376 (the "Purchase
      -------------                                                --------
Price") payable in cash as provided in Section 4 hereof.
-----

3.   Exercise and Termination of Option.
     ----------------------------------

     (a) AmeriSource may exercise the Option, in whole or in part, at any time or from time to time during the period (the "Option Exercise Period") commencing
                                             ----------------------
from the time a Purchase Event (as defined below) shall have occurred and terminating 5:00 p.m.

New York City time on the date which is 180 days following the occurrence of the Purchase Event (the "Termination Date"), whereupon the Option, to the extent it
                     ----------------
shall not have been exercised, shall terminate and be of no further force and effect.

          If the Option cannot be exercised prior to the Termination Date as a result of any injunction, order or similar restraint issued by a court of competent jurisdiction, the Option Exercise Period shall terminate on the later of (i) the Termination Date and (ii) the 10th business day after such injunction, order or restraint shall have been dissolved or shall have become permanent and no longer subject to appeal, as the case may be, but in no event later than 18 months after the occurrence of a Purchase Event.

     (b) This Option Agreement shall terminate, if but only if no Purchase Event shall have occurred prior thereto, upon the occurrence of any of the following, as applicable:

          (i)  at the Effective Time of the Merger; or

          (ii) upon the termination of the Merger Agreement prior to the occurrence of a Purchase Event unless, in the case of this clause (ii), AmeriSource has the right to receive a termination fee pursuant to Section 8.5(b)(i) of the Merger Agreement following such termination upon the occurrence of certain events, in which case the Option will not terminate until the later of (x) 180 days following the time such termination fee becomes payable and (y) the expiration of the period in which an event may occur which would result in AmeriSource having the right to receive a termination fee pursuant to Section 8.5(b)(i) of the Merger Agreement.

          Notwithstanding the termination of the Option, AmeriSource shall be entitled to purchase those Option Shares with respect to which it has exercised the Option in accordance with the terms hereof prior to the termination of the Option. The termination of the Option shall not affect any rights hereunder which by their terms extend beyond the date of such termination.

     (c)  As used herein, a "Purchase Event" shall mean an event the result of
                             --------------
which is that a fee is required to be paid by Bergen to AmeriSource pursuant to
Section 8.5(b)(i) of the Merger Agreement.

     (d)  As used herein, the terms "Beneficial Ownership", "Beneficial Owner"
                                     --------------------    ----------------
and "Beneficially Own" shall have the meanings ascribed to them in Rule 13d-3
     ----------------
under the Exchange Act.  As used herein, "person" shall have the meaning
                                          ------
specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

     (e) Whenever AmeriSource wishes to exercise the Option, it shall deliver to Bergen a written notice (a "Notice of Exercise," the date of receipt of which
                               ------------------
being herein referred to as the "Notice Date") specifying (i) the total number
                                 -----------
of shares it intends to purchase pursuant to such exercise and (ii) a place and date not earlier than two business days nor later than 60 calendar days from the Notice Date for the closing of such purchase (a "Closing Date"); provided that if any closing of the purchase and
             ------------
sale pursuant to the Option (a "Closing") cannot be consummated by reason of any
                                -------
Applicable Law, the period of time that otherwise would run from the Notice Date pursuant to this sentence shall run instead from the date on which such restriction on consummation has expired or been terminated; and, provided,
                                                                 --------
further, that, without limiting the foregoing, if prior notification to or
-------
approval of any Governmental Authority is required in connection with such purchase, AmeriSource and, if applicable, Bergen shall promptly file the required notice or application for approval and shall expeditiously process the same (and Bergen shall cooperate with AmeriSource in the filing of any such notice or application and the obtaining of any such approval), and the period of time that otherwise would run from the Notice Date pursuant to this sentence shall run instead from the date on which, as the case may be, (i) any required notification period has expired or been terminated or (ii) such approval has been obtained, and in either event, any requisite waiting period has passed.

     (f) In the event (i) AmeriSource receives official notice that an approval of any Governmental Authority required for the purchase of Option Shares would not be issued or granted or (ii) a Closing Date shall not have occurred within 18 months after the related Notice Date due to the failure to obtain any such required approval, AmeriSource shall be entitled to exercise its right as set forth in Section 7 or, to the extent legally permitted, to exercise the Option in connection with the resale of Option Shares pursuant to a registration statement as provided in Section 9. The provisions of this Section 3 and
Section 6 shall apply with appropriate adjustments to any such exercise.

4.   Payment and Delivery of Certificates.
     ------------------------------------

     (a) At each Closing, AmeriSource shall pay to Bergen the aggregate Purchase Price for the Option Shares purchased at such Closing pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated not later than one business day prior to the Closing Date for such Closing by Bergen.

     (b) At such Closing, simultaneously with the delivery of the aggregate Purchase Price as provided in Section 4(a) hereof, Bergen shall deliver to AmeriSource a certificate or certificates representing the number of Option Shares then being purchased by AmeriSource, registered in the name of AmeriSource or as designated in writing by AmeriSource, which Option Shares shall be fully paid and nonassessable and free and clear of all liens, claims, charges and encumbrances of any kind whatsoever.

     (c) If at the time of issuance of any Option Shares pursuant to any exercise of the Option, Bergen shall have issued any share purchase rights or similar securities to holders of Bergen Common Stock, then each such Option Share shall also represent rights with terms substantially the same as and at least as favorable to AmeriSource as those issued to other holders of Bergen Common Stock.

     (d) Certificates for Option Shares delivered at any Closing hereunder shall be endorsed with a restrictive legend which shall read substantially as follows:

          "The shares represented by this certificate are subject to certain provisions of an agreement between the registered holder hereof and Bergen Brunswig Corporation, a copy of which is on file at the principal office of Bergen Brunswig Corporation, have not been registered under the Securities Act of 1933, as amended, and are subject to resale restrictions arising under the Securities Act of 1933, as amended, and any applicable state securities laws. A copy of such agreement will be provided to the holder hereof without charge upon receipt by Bergen Brunswig Corporation of a written request therefor."

It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend in connection with a transfer or sale if (i) Bergen has been furnished with an opinion of counsel, reasonably satisfactory to counsel for Bergen, that such transfer or sale will not violate the Securities Act or applicable securities laws of any state or (ii) such transfer or sale shall have been registered and qualified pursuant to the Securities Act and any applicable state securities laws.

5.   Representations and Warranties; Covenants.
     -----------------------------------------

     (a)  Bergen hereby represents and warrants to AmeriSource that:

          (i) Bergen has full corporate right, power and authority to execute and deliver this Option Agreement and to perform all of its obligations hereunder;

          (ii) such execution, delivery and performance have been duly authorized by all requisite corporate action by Bergen, and no other corporate proceedings are necessary therefor;

          (iii) this Option Agreement has been duly and validly executed and delivered by Bergen and represents a valid and legally binding obligation of Bergen, enforceable against Bergen in accordance with its terms;

          (iv) Bergen has taken all necessary corporate action to authorize and reserve and permit it to issue and, at all times from the date hereof through the date of the exercise in full or the expiration or termination of the Option, shall have reserved for issuance upon exercise of the Option, 26,961,420 shares of Bergen Common Stock (subject to adjustment as provided herein), all of which, upon issuance in accordance with the terms of this Option Agreement, shall be duly authorized, validly issued, fully paid and nonassessable, and shall be delivered free and clear of all claims, liens, encumbrances and security interests and not subject to any preemptive rights of any shareholder of Bergen; and

          (v) The Bergen Rights Agreement has been amended, and will remain amended (and no replacement plan will be adopted), so as to provide that none of AmeriSource and its affiliates will become an "Acquiring Person" and that no "Stock Acquisition Date" or "Distribution Date" (as such terms are defined in the

     Bergen Rights Agreement) will occur as a result of the execution of this Option Agreement, the grant of the Option hereunder or the acquisition or transfer of shares of Bergen Common Stock by AmeriSource pursuant to the exercise, in whole or in part, of the Option.

     (b) Bergen hereby agrees that, prior to the termination of the Option pursuant to Section 3(a) hereof, Bergen shall not take, or allow to be taken, any action that could result in the representations and warranties set forth in
Section 5(a)(v) hereof becoming false or inaccurate.

     (c)  AmeriSource hereby represents and warrants to Bergen that:

          (i) AmeriSource has full corporate right, power and authority to execute and deliver this Option Agreement and to perform all of its obligations hereunder;

          (ii) such execution, delivery and performance have been authorized by all requisite corporate action by AmeriSource, and no other corporate proceedings are necessary therefor;

          (iii) this Option Agreement has been duly and validly executed and delivered by AmeriSource and represents a valid and legally binding obligation of AmeriSource, enforceable against AmeriSource in accordance with its terms; and

          (iv) any Bergen Common Stock acquired by AmeriSource upon exercise of the Option will not be transferred or otherwise disposed of except in compliance with the Securities Act.

6.   Adjustment upon Changes in Capitalization.
     -----------------------------------------

          In the event of any change in Bergen Common Stock by reason of stock dividends, split-ups, recapitalizations or the like or in the event of any new issuance of Bergen Common Stock (other than an issuance pursuant to the Option), the type and number of shares subject to the Option, and the Purchase Price, shall be adjusted appropriately.

7.   Repurchase.
     ----------

     (a) At the written request of AmeriSource, at any time during the Option Exercise Period and, if a Notice of Exercise has been given but the related Closing has not occurred, during the period from the Notice Date to the Closing Date (the "AmeriSource Repurchase Period"), Bergen shall repurchase the Option
           -----------------------------
from AmeriSource together with all (but not less than all) Option Shares purchased by AmeriSource pursuant thereto with respect to which AmeriSource then has Beneficial Ownership, at a price (when calculated on a per share basis, the "Per Share Repurchase Price") equal to the sum of:
 --------------------------

          (i)  The difference between (x) the "Market/Tender Offer Price" for
                                               -------------------------
     shares of Bergen Common Stock (defined as the higher of (1) the highest price per share at which a tender or exchange offer has been made for shares of Bergen Common Stock or (2) the highest closing price per share of Bergen Common Stock as reported by the NYSE Composite Tape, in each case, for any day within that portion of the AmeriSource Repurchase Period which precedes the date AmeriSource gives notice of the required repurchase under this Section 7) and (y) the Purchase Price (subject to adjustment as provided in Section 6), multiplied by the number of Option Shares with respect to which the Option has not been exercised or has been exercised but the related Closing has not occurred, but only if such Market/Tender Offer Price is greater than such exercise price; and

          (ii) The greater of the Market/Tender Offer Price and the Purchase Price paid for any Option Shares acquired upon exercise of the Option, multiplied by the number of Option Shares so acquired.

     (b) In the event AmeriSource exercises its rights under this Section 7, Bergen shall, within 10 business days thereafter, pay the required amount to AmeriSource by wire transfer of immediately available funds to an account designated by AmeriSource and AmeriSource shall surrender to Bergen the Option and the certificates evidencing any Option Shares acquired thereunder with respect to which AmeriSource then has Beneficial Ownership.

     (c) In determining the Market/Tender Offer Price, the value of any consideration other than cash shall be determined by an independent nationally recognized investment banking firm selected by AmeriSource with the consent of Bergen, which consent shall not be unreasonably withheld.

     (d) Notwithstanding any provision to the contrary in this Option Agreement, AmeriSource may not exercise its rights pursuant to this Section 7 in a manner that would result in Total Profit (as defined below) of more than the Profit Cap (as defined below); provided, however, that nothing in this sentence
                               --------  -------
shall limit AmeriSource's ability to exercise the Option in accordance with its terms. As used herein, the term "Total Profit" means the aggregate (before
                                 ------------
income taxes) of the following: (i) all amounts received by AmeriSource or concurrently being paid to AmeriSource pursuant to Section 7 for the repurchase of the unexercised portion of the Option, (ii) (A) the amounts received by AmeriSource or concurrently being paid to AmeriSource pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanged), including sales made to Bergen or pursuant to a registration statement under the Securities Act or any exemption therefrom, less
(B) AmeriSource's aggregate Purchase Price for such Option Shares and (iii) all amounts received by AmeriSource from Bergen or concurrently being paid to AmeriSource pursuant to Section 8.5 of the Merger Agreement (other than for payments with respect to Expenses). As used herein, the term "Profit Cap" shall
                                                              ----------
mean $125,000,000.

8.   Repurchase at Option of Bergen.
     ------------------------------

     Except to the extent that AmeriSource shall have previously exercised its rights under Section 7, at the request of Bergen during the six-month period commencing 180 days following the first occurrence of a Purchase Event, Bergen may repurchase from AmeriSource, and AmeriSource shall sell to Bergen, all (but not less than all) of the Bergen Common Stock acquired by AmeriSource pursuant to the Option and with respect to which AmeriSource has Beneficial Ownership at the time of such repurchase at a price per share equal to the greater of (i) the Market/Tender Offer Price per share (calculated in the manner set forth in Section 7(a)(i) hereof but utilizing the period beginning on the occurrence of a Purchase Event and ending on the date Bergen exercises its repurchase right pursuant to this Section 8), (ii) the Per Share Repurchase Price or (iii) the sum of (A) the aggregate Purchase Price of the shares so repurchased plus (B) interest on the aggregate Purchase Price paid for the shares so repurchased from the date of purchase by AmeriSource to the date of repurchase at the highest rate of interest publicly announced by Citibank, N.A., in the City of New York, as its prime or base lending or reference rate during such period, less any dividends received on the shares so repurchased, which sum shall be divided by the number of Option Shares to be repurchased by Bergen. Any repurchase under this Section 8 shall be consummated in accordance with Section 7(b).

9.   Registration Rights.
     -------------------

          At any time within two years after a Closing, Bergen shall, if requested by AmeriSource or any Affiliate of AmeriSource that is a Beneficial Owner of Option Shares (each a "Holder"), as expeditiously as possible file a
                                ------
registration statement on a form for general use under the Securities Act if necessary in order to permit the sale or other disposition of Option Shares in accordance with the intended method of sale or other disposition requested by any such Holder. Each such Holder shall provide all information reasonably requested by Bergen for inclusion in any registration statement to be filed hereunder. Bergen shall use its reasonable best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sales or other dispositions. The registration effected under this Section 9 shall be at Bergen's expense except for underwriting commissions and the fees and disbursements of such Holders' counsel attributable to the registration of such Option Shares. In no event shall Bergen be required to effect more than two registrations hereunder. The filing of any registration statement required hereunder may be delayed for such period of time (not to exceed 90 days) (i) as may reasonably be required to facilitate any public distribution by Bergen of Bergen Common Stock, (ii) if a special audit of Bergen would otherwise be required in connection therewith or (iii) during which Bergen is in possession of material information concerning it, its business affairs or a material transaction in each case the public disclosure of which Bergen reasonably determines in good faith could have a material adverse effect on Bergen or significantly disrupt such material transaction. If requested by any such Holder in connection with such registration, Bergen shall become a party to any underwriting agreement relating to the sale of such shares on terms and including obligations and indemnities which are customary for parties similarly situated. Upon receiving any request for registration under this Section 9 from any Holder, Bergen agrees to send a copy thereof to any other person known to Bergen to be entitled to registration rights under this Section 9, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies.

10.  Profit Limitation.
     -----------------

     (a) Notwithstanding any other provision of this Agreement, in no event shall AmeriSource's Total Profit exceed the Profit Cap and, if it otherwise would exceed such amount, AmeriSource, at its sole election, shall either (i) deliver to Bergen for cancellation Option Shares previously purchased by AmeriSource, (ii) pay cash or other consideration to Bergen, (iii) reduce the amount of the fee payable to AmeriSource under Section 8.5 of the Merger Agreement (other than for payments with respect to Expenses) or (iv) undertake any combination thereof, so that AmeriSource's Total Profit shall not exceed the Profit Cap after taking into account the foregoing actions.

     (b) Notwithstanding any other provision of this Agreement, the Option may not be exercised for a number of Option Shares that would, as of the Notice Date, result in a Notional Total Profit (as defined below) of more than the Profit Cap, and, if exercise of the Option otherwise would exceed the Profit Cap, AmeriSource, at its sole discretion, may increase the Exercise Price for that number of Option Shares set forth in the Exercise Notice so that the Notional Total Profit shall not exceed the Profit Cap; provided, however, that
                                                       --------  -------
nothing in this sentence shall restrict any exercise of the Option otherwise permitted by this Section 10(b) on any subsequent date at the Purchase Price set forth in Section 2 if such exercise would not then be restricted under this
Section 10(b). As used herein, the term "Notional Total Profit" means, with
                                         ---------------------
respect to any number of Option Shares as to which AmeriSource may propose to exercise the Option, the Total Profit determined as of the Notice Date assuming that the Option was exercised on such date for such number of Option Shares and assuming such Option Shares, together with all other Option Shares held by AmeriSource and its affiliates as of such date, were sold for cash at the closing market price per share for Bergen Common Stock as reported by the NYSE Composite Tape as of the close of business on the preceding trading day (less customary brokerage commissions) and including all amounts theretofore received or concurrently being paid to AmeriSource pursuant to clauses (i), (ii) and
(iii) of the definition of Total Profit.

11.  Listing.
     -------

          If Bergen Common Stock or any other securities to be acquired upon exercise of the Option are then listed on the NYSE or any other national securities exchange, Bergen, upon the request of AmeriSource, will promptly file an application to list the Option Shares or other securities to be acquired upon exercise of the Option on the NYSE or such other exchange and will use its best efforts to obtain approval of such listings as soon as practicable.

12.  Survival.
     --------

          The representations, warranties, covenants and agreements of the parties hereto shall survive any Closing.

13.  Severability.
     ------------

          Any term, provision, covenant or restriction contained in this Option Agreement held by a court or other Governmental Authority of competent jurisdiction to be invalid, void or unenforceable, shall be ineffective to the extent of such invalidity, voidness or unenforceability, but neither the remaining terms, provisions, covenants or restrictions contained in this Option Agreement nor the validity or enforceability thereof in any other jurisdiction shall be affected or impaired thereby. Any term, provision, covenant or restriction contained in this Option Agreement that is so found to be so broad as to be unenforceable shall be interpreted to be as broad as is enforceable.

14.  Miscellaneous.
     -------------

     (a)  Expenses.  Each of the parties hereto shall pay all costs and expenses
          --------
incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel, except as otherwise provided herein.

     (b)  Entire Agreement.  This Option Agreement, the Support Agreement, the
          ----------------
Merger Agreement (including the documents and the instruments referred to therein) and the Confidentiality Agreement constitute the entire agreement between the parties and supersede all prior agreements and understandings, agreements or representations by or between the parties, written and oral, with respect to the subject matter hereof and thereof.

     (c)  Successors; No Third Party Beneficiaries.  The terms and conditions of
          ----------------------------------------
this Option Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Option Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Option Agreement, except as expressly provided herein.

     (d)  Transferability of the Option.  Neither of the parties hereto may
          -----------------------------
assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except AmeriSource may assign, in whole on in part, its rights and obligations hereunder to any wholly owned subsidiary of AmeriSource, provided that no such assignment shall relieve AmeriSource of its obligations hereunder. Any purported assignment in violation hereof shall be null and void.

     (e)  Notices.  All notices or other communications which are required or
          -------
permitted hereunder shall be in writing and sufficient if delivered in accordance with Section 9.2 of the Merger Agreement (which is incorporated herein by reference).

     (f)  Counterparts.  This Option Agreement may be executed in counterparts,
          ------------
and each such counterpart shall be deemed to be an original instrument, but both such counterparts together shall constitute but one agreement.

     (g)  Further Assurances.  In the event of any exercise of the Option by
          ------------------
AmeriSource, Bergen and AmeriSource shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

     (h)  Specific Performance.  The parties hereto agree that if for any reason
          --------------------
AmeriSource or Bergen shall have failed to perform its obligations under this Option Agreement, then either party hereto seeking to enforce this Option Agreement against such non-performing party shall be entitled to specific performance and injunctive and other equitable relief, and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. This provision is without prejudice to any other rights that either party hereto may have against the other party hereto for any failure to perform its obligations under this Option Agreement.

     (i)  Governing Law.  Except to the extent that the laws of the jurisdiction
          -------------
of organization of any party hereto, or any other jurisdiction, are mandatorily applicable to matters arising under or in connection with this Option Agreement, this Option Agreement shall be governed by the laws of the State of Delaware without giving effect to the conflict of laws principals thereof.

          Each party hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware, for any Action (and agrees not to commence any Action except in any such court), and further agrees that service of process, summons, notice or document by U.S. registered mail to its respective address set forth in Section 9.2 of the Merger Agreement shall be effective service of process for any Action brought against it in any such court. Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any Action in the courts of the State of Delaware or of the United States of America located in the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any Action brought in any such court has been brought in an inconvenient forum.

     (j)  Regulatory Approvals; Section 16(b).  If, in connection with the
          -----------------------------------
exercise of the Option under Section 3, prior notification to or approval of any Governmental Authority is required, then the required notice or application for approval shall be promptly filed and/or expeditiously processed by Bergen and periods of time that otherwise would run pursuant hereto (if any) shall run instead from the date on which any such required notification period has expired or been terminated or such approval has been obtained, and in either event, any requisite waiting period shall have passed. Periods of time that otherwise would run pursuant to this Agreement shall also be extended to the extent necessary in order to avoid liability under Section 16(b) of the Exchange Act.

     (k)  Waiver and Amendment.  Any provision of this Option Agreement may be
          --------------------
waived at any time by the party that is entitled to the benefits of such provision. This

Option Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

          IN WITNESS WHEREOF, AmeriSource and Bergen have caused this Option Agreement to be executed by its officers thereunto duly authorized, all as of the date first written above.

                              AMERISOURCE HEALTH CORPORATION



                              By:__________________________
                                 R. David Yost
                                 Chairman and Chief Executive
                                 Officer


                              BERGEN BRUNSWIG CORPORATION


                              By:___________________________
                                 Robert E. Martini
                                 Chairman and Chief Executive
                                 Officer

                                      -12-